Exhibit 23.2

March 31, 2023

Renren Inc.

45 West Buchanan Street,

Phoenix, Arizona, 85003

Re: Consent of Yuanhe & Twelve Tables Partners

We hereby consent to the use of our firm name and summaries of our firm’s opinions under the captions of “Item 1A—Risk Factors” and “Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Taxation—Material People’s Republic of China Taxation” in Renren Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”), which will be filed with the Securities and Exchange Commission in the month of March 2023, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Renren Inc.’s registration statements on Form S-8 (File No. 333-177366, File No. 333-209734 and File No. 333-227886) that were filed on October 18, 2011, February 26, 2016 and October 19, 2018, respectively.

We also hereby consent to the filing of this consent letter as an exhibit to the Form 10-K.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Yuanhe & Twelve Tables Partners
Yuanhe & Twelve Tables Partners